Exhibit 10.1

EXECUTION VERSION

MICHAEL J. POTTS

MUTUAL RETIREMENT AND SEVERANCE AGREEMENT

AND

COMPLETE AND PERMANENT MUTUAL RELEASE OF ALL CLAIMS

THIS MUTUAL RETIREMENT AND SEVERANCE AGREEMENT AND COMPLETE AND PERMANENT MUTUAL RELEASE OF ALL CLAIMS (“Agreement and Release”) is made by and between ORION ENERGY SYSTEMS, INC. (“Company”) and MICHAEL J. POTTS (“Potts”) and is dated and effective as of June 30, 2017.

A.    WHEREAS, Potts and Company are currently parties to an Executive Employment and Severance Agreement dated as of April 1, 2017 (“Employment Agreement”).

B.    WHEREAS, Potts and Company are also currently parties to a Proprietary Information and Intellectual Property Agreement (“Intellectual Property Agreement”).

C.    WHEREAS, Potts and Company are also currently parties to a number of stock option agreements and restricted stock award agreements (“Equity Grant Agreements”).

D.    WHEREAS, Potts and Company have mutually agreed that Potts will voluntarily retire as the Company’s Chief Risk Officer and Executive Vice President effective as of August 30, 2017 (the “Retirement Date”), which Potts and Company mutually agree will constitute a mutual termination of the Employment Agreement effective as of the Retirement Date without Cause under Section 5(c) of his Employment Agreement.

E.    WHEREAS, as a result of the mutual termination of Potts’ employment without Cause on the Retirement Date, he is entitled to his Accrued Benefits (as defined in the Employment Agreement) and to the severance payments described in Section 5(c) of the Employment Agreement.

F.    WHEREAS, Potts and Company have agreed that, following the Retirement Date, Potts shall provide consulting services to Company in accordance with the terms set forth herein.

G.    WHEREAS, Company’s Board of Directors (“Board”) has nominated Potts as a director of the Company for a term expiring at the 2019 Annual Meeting of Shareholders, subject to election by Company’s shareholders at Company’s 2017 Annual Meeting of Shareholders.

H.    WHEREAS, in consideration of Potts agreeing to all of the terms and conditions of this Agreement and Release, Company is willing to provide Potts with certain payments and benefits, including the Severance Payments (as defined herein), Consulting Payments (as defined herein) and other additional benefits described below, pursuant to the Employment Agreement and as otherwise set forth below.

NOW THEREFORE, Company and Potts, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.    Retirement. Potts hereby voluntarily retires and will cease to serve, effective as of the Retirement Date, as (a) an officer of the Company and (b) an officer of any and all plans, subsidiaries and affiliates of Company, in each case above, effective for all purposes as of the Retirement Date. Company hereby accepts such retirement effective as of the Retirement Date. Potts and Company mutually agree that Potts’ voluntary retirement constitutes a mutual termination of Potts’ Employment Agreement as of the Retirement Date without Cause under Section 5(c) of the Employment Agreement. Potts agrees not to reapply for employment with Company or any subsidiary or affiliate thereof after the Retirement Date.

2.    Severance Payments and Other Retirement Benefits. Subject to Potts’ compliance with this Agreement and Release and the continuing provisions of the Employment Agreement, Intellectual Property Agreement and the Equity Grant Agreements applicable to Potts:

A.    Severance Payment. As severance payments (“Severance Payments”) to Potts pursuant to, and in full satisfaction of, Section 5(c) of his Employment Agreement, Company will pay Potts total Severance Payments of $292,410.96, (less required withholdings) in variable monthly installments in accordance with the payment schedule set forth on Exhibit A hereto. In accordance with the Employment Agreement, the total Severance Payments amount was calculated as follows: (i) the amount of Potts’ current annual base salary of $260,000 (it being acknowledged and agreed that Potts received no bonus payments over the prior three Company fiscal years) plus (ii) Potts’ fiscal 2018 annual target bonus of fifty percent (50%) of his annual base salary multiplied by a fraction, the numerator of which is the number of days that have elapsed during Company’s fiscal 2018 through June 30, 2017 (91) and the denominator of which is 365. Potts has no other claims with respect thereto.

B.    Salary and Other Compensation Through Retirement Date. Within five (5) business days of the Retirement Date, Company will pay Potts a cash sum which will represent all of his normal salary and other compensation (including his automobile allowance and any valid expense reimbursements) otherwise due to him through the Retirement Date. Potts has no other claims with respect thereto.

C.    Accrued Vacation. Within five (5) business days following the Retirement Date, Company will pay Potts his accrued and unused pro-rated vacation days for fiscal 2018 through the Retirement Date (less required withholdings). Potts has no other claims with respect thereto.

D.    Business Expenses. Potts and Company acknowledge and agree that, as part of the payment made by Company pursuant to Section 2B, Company will reimburse Potts for all business expenses incurred by him through the Retirement Date that conform to Company’s business expense policy. Potts has no other claims with respect thereto.

E.    Stock Options and Restricted Stock Awards. Potts and Company agree that all of Potts’ current unvested restricted stock (and any related restricted cash) awards shall continue to vest in accordance with such awards’ applicable vesting schedule pursuant to the terms of Potts’ applicable Equity Grants Agreements during the period that Potts remains a director of Company. Potts and Company further agree that, on the date Potts ceases to be a director of Company, all of Potts’ then unvested restricted stock (and any related restricted cash) awards that have not vested as of such date shall be automatically forfeited and cancelled. Potts shall retain all of his restricted stock (and be paid on any related restricted cash) awards that have vested as of the date Potts ceases to be a director of Company in accordance with the terms of the applicable Equity Grant Agreements. All of Potts’ current existing stock options that have vested as of the Retirement Date may be exercised by him pursuant to the terms of Potts’ applicable Equity Grants Agreements. For the sake of clarity and to avoid ambiguity, Potts’ current stock options issued on August 8, 2008, May 19, 2009 and May 18, 2010 (which have all fully vested) may be exercised by Potts in accordance with the terms of the applicable Equity Grant Agreements until November 28, 2017 and Potts’ current stock options issued on June 18, 2012 (which have all fully vested) may be exercised by Potts in accordance with the terms of the applicable Equity Grant Agreement until August 30, 2018. Potts has no other claims with respect thereto.

F.    Medical Coverage. From and after the Retirement Date, Company shall continue to provide Potts with his current family health insurance plan coverage, or equivalent, and Company shall pay both the employer and employee portion of such coverage until Potts is eligible for Medicare coverage. Potts has no other claims with respect thereto.

G.    Life Insurance Policies. Company will assign to Potts all of Company’s interest in the policies of insurance on Potts’ life currently in effect. These assignments shall take place as promptly as practical after the Retirement Date. Potts will be responsible for all future premium payments due and payable on such policies beginning after the date of assignment, with it being understood and agreed that Company will pay the insurance premiums due in July 2017 on any of such policies pursuant to the Employment Agreement. Potts has no other claims with respect thereto.

H.    Tail D&O Insurance. As promptly as practical after the date on which Potts ceases to serve as a member of the Board, Company shall obtain, at its cost and expense, a six-year tail director and officer insurance policy covering Potts on the same terms and conditions as the similar tail director and officer insurance policies previously obtained by Company for its retiring directors.

I.    Cessation of All Other Benefits. Other than as set forth above (or vested rights under Potts’ Company 401(k) Plan account), Potts acknowledges and agrees that all coverage and/or benefits under all other benefit and insurance plans and programs maintained by Company, including long-term and short-term disability, will cease effective as of the Retirement Date. Potts has no other claims with respect thereto.

J.    No Unemployment Compensation Claim. From and after the Retirement Date, Potts agrees not to file for unemployment compensation relating to his employment with, or termination from, Company or any subsidiary or affiliate thereof.

K.    Waiver of Any Other Compensation and Benefits. Potts acknowledges and agrees that he is not entitled to, and he hereby completely waives and releases, any and all rights to any other severance, compensation, salary, bonuses, reimbursements, allowances, dues or other benefits or insurance from or by Company or any affiliate or subsidiary thereof, whether pursuant to the Employment Agreement or otherwise, except as otherwise specifically provided in this Agreement and Release.

L.    Acknowledgement. Potts acknowledges and agrees that the Severance Payments, Consulting Payments, Project Bonuses and other benefits provided in Sections 2, 3 and 4 will not be paid or provided, and will be forfeited and repaid by him to Company, unless (i) he accepts (and does not revoke) this Agreement and Release and (ii) he continues to comply with all of the applicable terms of this Agreement and Release, the Employment Agreement, the Intellectual Property Agreement and the Equity Grant Agreements.

3.    Continued Service as Director. Prior to the Retirement Date, Potts was nominated by the Board to be a director of the Board for a term through Company’s 2019 Annual Meeting of Shareholders, subject to election by Company’s shareholders at Company’s 2017 Annual Meeting of Shareholders and further subject to his earlier death, resignation or removal pursuant to the terms of Company’s governing documents. Following the completion of Potts’ term as a director, Potts shall have no right to continued service on the Board and the decision whether to re-nominate Potts to the Board shall be made at the sole and absolute discretion of the Board. Potts shall have no right to receive any compensation (whether cash or equity-based) as a non-employee director of Company until January 1, 2019, other than the reimbursement of ordinary out-of-pocket expenses consistent with Company’s non-employee director compensation plan. From and after January 1, 2019 (if Potts is then still serving as a director) and for the then remainder of his term as a director through Company’s 2019 Annual Meeting of Shareholders (or his earlier death, resignation or removal), Potts shall be entitled to receive non-employee director cash compensation (but not any equity-based compensation), as well as the reimbursement of ordinary out-of-pocket expenses, consistent with Company’s then existing non-employee director compensation plan. Potts also agrees that, upon the expiration or other termination of his term as a director, he will not be eligible to receive any retiring director compensation or benefits under Company’s then existing non-employee director compensation plan (or otherwise).

4.    Consulting Payments; Project Bonuses. For a term from and after the Retirement Date through June 15, 2018 (“Consulting Period”), Company will pay Potts $150.00 per hour dedicated by Potts to consulting services performed as and when requested by Company (less required withholdings) (“Consulting Payments”), together with reimbursement of all ordinary out-of-pocket expenses incurred by Potts in connection with providing consulting services to Company hereunder. Potts shall invoice Company at the end of each month during the Consulting Period for his Consulting Payments for all consulting time spent by Potts on Company matters during such month, together with an invoice for out-of-pocket expenses incurred by him during such month (with supporting detail). In addition to Potts’ Consulting Payments, Potts shall remain eligible to receive his fiscal 2018 project bonus opportunities (“Project Bonuses”) related to his completion of the two cash-generating projects previously identified and approved by the Compensation Committee of the Board. The cash generating projects and associated Project Bonus amounts are as follows: (a) if Company enters into a

Board-approved definitive sale agreement for its technology center prior to the end of Company’s fiscal 2018, with a successful closing either during fiscal 2018 or within three months thereafter, Potts shall be paid a cash Project Bonus of $50,000 (less required withholdings) and (b) if Company enters into a Board-approved definitive sale, licensing or similar agreement to monetize its “Smart-City” intellectual property portfolio prior to the end of fiscal 2018, with a successful closing either during fiscal 2018 or within three months thereafter, Potts shall be paid a cash Project Bonus of $25,000 (less required withholdings). All Project Bonus payments that are earned by Potts in Company’s fiscal 2018 will be paid within two and one-half months of the end of Company’s fiscal 2018 (i.e., June 15, 2018) or, if such Project Bonuses are not earned by Potts during Company’s fiscal 2018 (but are earned in the three-month period thereafter), then such Project Bonuses will be paid by Company within ten (10) business days of being earned. Potts will not be entitled to any severance payments or other severance-related benefits upon the conclusion of the Consulting Period.

5.    Company Documents and Property.

A.    Access to Documents and Property During Continued Service. In order to continue to facilitate Potts’ performance of his continuing service as a director of, and consultant to, Company, Potts shall have continued access to the business, facilities, computer networks, documents, records and other property of Company (including his cell phone and computer) in a manner similar to the access provided to Potts prior to his Retirement Date.

B.    Return of All Company Documents and Property Following Continued Service. Within three (3) business days of the date that is the later of (i) the end of the Consulting Period or (ii) the date that Potts ceases to be a member of the Board, Potts will return to Company all documents and property (including, without limitation, all records, memoranda, notes, correspondence, customer information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, access cards, keys and the like) in his possession or under his control pertaining to Company’s business, but excluding Potts’ personal files and property (which will be returned to him within three (3) business days of such date) and excluding Potts’ cell phone number. Potts will not copy or cause to be copied any of Company’s records nor cause a removal of any record, document or property belonging to Company from the premises without authorization from Company.

6.    Ongoing Compliance with Various Obligations.

A.    Ongoing Confidentiality Agreement. Potts hereby reaffirms and restates his continuing obligations as set forth in Section 7(a) of the Employment Agreement to maintain the confidentiality of Company information, which Section 7(a) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement and Release. Potts understands and agrees that, except specifically as provided in Section 7(a) of the Employment Agreement, this is an absolute and strict obligation of confidentiality and nonuse of information important to Company’s continued business success. Potts recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

B.    Ongoing Noncompetition and Nonsolicitation Agreement. Potts hereby reaffirms and restates his continuing obligations as set forth in Section 7(b) of the Employment Agreement not to compete with Company, and not to solicit the Company’s customers, agents, vendors and employees, during the Consulting Period and while he is a member of the Board and for two years from and after the later of (i) the end of the Consulting Period or (ii) the date that Potts ceases to be a member of the Board, on the terms and conditions, and to the extent, set forth in Section 7(b) of the Employment Agreement, which Section 7(b) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement and Release. Potts recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

C.    Disclosure and Assignment of Inventions and Innovations. Potts hereby reaffirms and restates his continuing obligations as set forth in Section 7(c) of the Employment Agreement with respect to the disclosure and assignment to Company of all Innovations (as defined in the Employment Agreement), which Section 7(c) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement and Release. Potts recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

D.    Intellectual Property Unaffected. Potts understands and agrees that this Agreement and Release does not and shall not supersede any obligations pertaining to confidential/proprietary information or intellectual property pursuant to any agreements that he has previously entered into with Company and Potts further understands and agrees that in consideration of the Severance Payments, Consulting Payments, Project Bonuses and other benefits provided to him pursuant to Sections 2, 3 and 4 of this Agreement and Release, Potts’ Intellectual Property Agreement with Company is hereby reaffirmed and restated in all respects, is hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement and Release. Potts shall promptly and fully comply with any request of Company, its attorneys and agents with respect to Company’s intellectual property rights. During the Consulting Period and while he is a member of the Board and for two years after the later of (i) the end of the Consulting Period or (ii) the date that Potts ceases to be a member of the Board, Potts will not initiate, propose, support, or otherwise participate in any acquisition or attempted acquisition (e.g., via the USPTO, license, purchase, or other means) of intellectual property in or related to the fields of lighting or lighting controls, provided that the foregoing restriction shall not apply to Potts in his capacity as a director or consultant of Company. Moreover, Potts will not take any action, directly or indirectly, that will damage or otherwise impair the value of Company’s existing or future intellectual property. Potts recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

E.    Equity Grant Agreements Unaffected. Potts understands and agrees that except as provided herein, this Agreement and Release does not and shall not supersede any of his ongoing rights and obligations set forth in the Equity Grant Agreements and Potts further understands and agrees that in consideration of the Severance Payments, Consulting Payments, Project Bonuses and other benefits provided to him pursuant to Sections 2, 3 and 4 of this Agreement and Release, Potts’ Equity Grant Agreements with Company are hereby reaffirmed and restated in all respects, are hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement and Release. Potts recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.

F.    Equitable Relief. In the event of any breach by Potts of any of the covenants herein contained in this Section 4 (including Sections 7(a), 7(b) and/or 7(c) of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements), it is specifically understood and agreed that Company shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction or otherwise.

G.    Necessary and Reasonable Restrictions. The foregoing restrictions in this Section 6 (including Sections 7(a), 7(b) and 7(c) of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are deemed fair and reasonable to Company and Potts, and Potts acknowledges and agrees that these restrictions are necessary to protect Company from the unfair competition of Potts who, as a result of his long-standing association with, and as an executive and director of, Company, has had access to, used and/or acquired confidential information of Company pertaining to its customers, agents, vendors, business and operations. Potts acknowledges and agrees that such confidential information is of special and unique value to, and constitutes a valuable asset of, Company, and that the duration and scope of the restrictive covenants contained herein (including Sections 7(a), 7(b) and 7(c) of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are reasonable and necessary to protect Company.

H.    Other Agreements. Potts understands and agrees that this Agreement and Release does not and shall not supersede any obligations pertaining to any non-compete, non-solicitation, and confidentiality agreements that he has previously entered into with the Company, including those contained in the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements, and Potts further understands and agrees that in consideration of the Severance Payments, Consulting Payments, Project Bonuses and other benefits provided to him pursuant to Sections 2, 3 and 4 of this Agreement and Release, his prior agreements are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Potts also agrees that during the Consulting Period and while he is a member of the Board and for a period of two years from the later of (i) the end of the Consulting Period or (ii) the date that Potts ceases to be a member of the Board, not to, directly or indirectly, (a) initiate, propose, support, or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Company; (b) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Company; (c) acquire any additional stock of the Company (other than pursuant to option exercises or stock purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Company’s fully-diluted outstanding common stock); or (d) attempt to influence or interfere or otherwise adversely affect the Board, management or affairs of Company, provided that the restrictions contained in (a) and (d) shall not apply to Potts in his capacity as a director or consultant of Company. During the Consulting Period and while he is a member of the Board and for a period of two years from the later of (1) the end of the Consulting Period or (2) the date that Potts ceases to be a member of the Board, Potts will vote all Company shares beneficially owned by him in favor of any Board of Directors recommendation submitted to a vote of Company’s shareholders.

7.    Potts’ Release.

A.    General Release. In consideration of the Severance Payments, Consulting Payments, Project Bonuses and additional benefits provided to Potts pursuant to Sections 2, 3 and 4 of this Agreement and Release, Potts, individually, and as an officer, director, employee and shareholder of Company and in all other capacities, does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Company (including its subsidiaries and affiliates) and its past, present and future employees, agents, representatives, attorneys, officers, directors and shareholders, from and with respect to any and all actions, causes of action, claims, demands, damages, liabilities, costs, expenses and/or compensation of any kind and nature whatsoever (collectively and individually, “Claims”) on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to (i) Potts’ ownership of stock in Company; (ii) Potts’ employment with Company and his status, position, actions or failure to act in his capacity as an officer, director, employee or representative of Company; (iii) the mutual termination of Potts’ employment with Company; and/or (iv) any or all of the above, except only a breach or default by Company of this Agreement and Release, including, but not limited to Company’s failure to pay or provide Potts any and all amounts or consideration due hereunder. Notwithstanding the foregoing in this Section 7A, Company shall be obligated to indemnify Potts to the full extent allowed by Wisconsin law and its Bylaws if he is or should become a party or is threatened to be made a party to any formal or informal threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, initiated by a third party (collectively, “Actions” and individually an “Action”), by reason of the fact that he is or was a director or officer of Company (or any subsidiary or affiliate thereof), or by reason of the fact that Potts is or was a director or officer of Company (or any subsidiary or affiliate thereof) and is or was serving at the request of Company as a director, officer, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving at the request of Company as a fiduciary of an employee benefit plan or as an employee or agent of Company (or any subsidiary or affiliate thereof), against (b) reasonable expenses actually incurred by him, including without limitation, attorneys’ fees actually and reasonably incurred by him in connection with any Action; (b) amounts actually and reasonably incurred by him in settlement of any Action; and (c) judgments, fines, penalties or other amounts actually incurred by him pursuant to an adjudication of liability in connection with any Action.

B.    Specific Release. By way of example only and without in any way limiting the generality of the foregoing release language set forth in Section 7A above, Potts’ release includes a complete release of any and all Claims under or based on (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq.; (ii) the Americans with Disabilities Act of 1991, 42 U.S.C. §1211-1217; (iii) the Rehabilitation Act of 1973, as amended, through 1988; (iv) the Employment Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; (v) the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; (vi) the National Labor Relations Act, 29 U.S.C. §151 et seq.; (vii) the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; (viii) the Wisconsin Fair Employment Law, § 111.33, et seq., Wis. Stats.; (ix) the Wisconsin Family and Medical Leave Act, § 103.10, Wis. Stats.; (x) any other federal, state or local statute, ordinance or regulation dealing in any respect with employment, discrimination or retirement of employment; (xi) any alleged wrongful or retaliatory discharge, breach of an oral or written contract, misrepresentation, defamation, interference with contract or tortuous conduct; and (xii) any alleged breach of fiduciary duty or other claim relating to Potts’ past, current and/or continuing ownership of stock.

C.    Complete Bar of Claims. It is the intention of Potts in executing this Agreement and Release that these provisions of this Section 7, subject to the exceptions set forth in Section 7A above, shall be effective as a complete bar to each and every Claim hereinabove described and that these provisions shall be binding upon Potts and his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

8.    Company’s Release.

A.    General Release. Company does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Potts from any and all Claims on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to Potts’ (i) status, position, actions or failure to act in his capacity as an officer, director, employee, shareholder or representative of Company (or any subsidiary or affiliate thereof) prior to the Retirement Date; (ii) employment with Company prior to the Retirement Date; and (iii) the mutual termination of his employment with Company, or any of the above, or for any other reason, except only a breach or default by Potts of this Agreement and Release or the continuing provisions of the Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Potts pursuant to Section 6 above.

B.    Complete Bar of Claims. It is the intention of Company in executing this Agreement and Release that these provisions of this Section 8, subject to the exceptions set forth in Section 8A above, shall be effective as a complete bar to each and every Claim hereinabove described and that those provisions shall be binding upon Company (or any subsidiary or affiliate thereof) and its agents, representatives, administrators, beneficiaries, successors and assigns.

9.    Acceptance. Potts acknowledges that he has had sufficient time to read this Agreement and Release and consider his acceptance of this Agreement and Release and voluntarily enters into this Agreement and Release with full knowledge of its meaning and consequences. In entering into this Agreement and Release, Potts has been represented by legal counsel and is otherwise relying on his own judgment and knowledge and not on representations or statements made by Company, its shareholders, directors, officers, employees, attorneys or agents. Potts has executed this Agreement and Release in consideration for the Severance Payments, Consulting Payments, Project Bonuses and other benefits and consideration described above and Potts acknowledges and agrees that such Severance Payments, Consulting Payments, Project Bonuses and other benefits and other consideration represent substantial consideration in addition to anything of value that he is otherwise entitled to receive from Company under his Employment Agreement or otherwise. The Severance Payments, Consulting Payments, Project Bonuses and other benefits and consideration described above are sufficient to fully support this Agreement and Release and the mutual retirement of Potts from his employment with Company.

10.    Non-Admission. The parties’ execution of this Agreement and Release is not to be construed an admission of any wrongdoing or liability whatsoever by or on behalf of either party, or his or its respective directors, officers, employees, representatives, attorneys or agents.

11.    Governing Law. This Agreement and Release shall be construed and enforced in accordance with the laws of the State of Wisconsin.

12.    Relationship of Severance Payments, Consulting Payments, and Project Bonuses to Potts’ Rights Under Other Benefit Plans. Potts agrees that the Severance Payments, Consulting Payments, Project Bonuses, and other additional benefits and other consideration payable to him hereunder shall not be taken into account for purposes of determining any of his benefits under any qualified or nonqualified benefit plans of Company.

13.    Violation of this Agreement and Release—Loss of Severance Payments, Consulting Payments, Project Bonuses, Benefits and Payment of Costs. If Potts breaches or violates this Agreement and Release and/or the continuing provisions of the Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Potts pursuant to Section 6 in any way (a “Breach”), or if Potts brings an action asking that this Agreement and Release be revoked, declared invalid or unenforceable, then (i) Potts will tender back to Company the Severance Payments, Consulting Payments, Project Bonuses and all other benefits, payments, restricted shares and other consideration which Potts has received as consideration for this Agreement and Release (together with interest thereon at the prime rate) within five days of demand by Company and (ii) all future payment, benefits and other consideration (including all stock options and restricted stock and restricted cash) shall immediately cease and be null and void. If Potts’ action is unsuccessful or if Company successfully brings an action for his failure to comply with the terms of this Agreement and Release, Potts further agrees that he will pay all costs, expenses and reasonable attorneys’ fees incurred by Company in its successful defense against the action Potts brought or in Company’s successful prosecution of the action Company brought.

14.    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement and Release comply with, or be exempt from, Internal Revenue Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement and Release shall be interpreted to be in compliance therewith or exempt therefrom.

15.    Counterparts; Delivery. This Agreement and Release may be executed by the parties in separate counterparts and may be legally delivered by any electronic means.

[SIGNATURE PAGE FOLLOWS]

[Signature Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement and Release as of the date first set forth above.

ORION ENERGY SYSTEMS, INC.

By:	/s/ Michael W. Altschaefl
Michael W. Altschaefl
Chief Executive Officer and Board Chair

/s/ Michael J. Potts

Michael J. Potts

Exhibit A

Schedule of Severance Payments

Payment Date*	Payment Amount
September 30, 2017	$16,245.05
October 31, 2017	$16,245.05
November 30, 2017	$16,245.05
December 31, 2017	$16,245.05
January 31, 2018	$37,905.13
February 28, 2018	$37,905.13
March 31, 2018	$37,905.13
April 30, 2018	$37,905.13
May 31, 2018	$37,905.13
June 15, 2018	$37,905.13

*	If the date is not a business day, then the related payment shall be made on the next succeeding business day.

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